EXHIBIT 23(J)(1)

             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A, Post-Effective Amendment No. 10 to File No. 333-81209/811-09397) of our report dated February 16, 2007 on the financial statements and financial highlights of The Gabelli Utilities Fund, included in the 2006 Annual Report to Shareholders for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.

                                                     /s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 25, 2007